WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------                      Executive Vice President and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                               Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000


 WERNER ENTERPRISES REPORTS FOURTH QUARTER AND ANNUAL 2006 REVENUES AND
                                EARNINGS

Omaha, Nebraska, January 22, 2007:
---------------------------------

     Werner Enterprises, Inc. (Nasdaq: WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the fourth quarter and year ended December 31, 2006.

     Revenues decreased 1% to $518.4 million in fourth quarter 2006 compared to $526.3 million in fourth quarter 2005. Revenues, excluding fuel surcharges, increased 1% to $453.8 million in fourth quarter 2006 from $449.0 million for the fourth quarter of 2005. Earnings per share decreased 13% to $.31 per share in fourth quarter 2006 compared to $.36 in fourth quarter 2005.

     For the full year, revenues increased 6% to $2.081 billion in 2006 compared to $1.972 billion in 2005. Revenues, excluding fuel surcharges, increased 3% to $1.794 billion in 2006 from $1.736 billion for 2005. Earnings per share rose 2% to $1.25 in 2006 compared to $1.22 in 2005.

     An increased supply of trucks competing in the Company's primary market segments was principally caused by a huge, industry-wide accelerated purchase of new trucks. Approximately 331,000 class 8 trucks were built in 2006, compared to a normalized build level of approximately 230,000 trucks. Many carriers took delivery of more new trucks than normal in the second half of 2006 to delay the purchase of more costly new trucks that are required to meet federally-mandated engine emission requirements beginning with engines manufactured in January 2007. The Company and industry analysts expect that industry purchases of new trucks will decline dramatically beginning in the latter part of first quarter 2007 and throughout a significant portion of 2007, which is anticipated to reverse the recent temporary increase in the supply of trucks.

     The accelerated purchase of new trucks disrupted the supply and demand balance in the second half of 2006, contributing to a more challenging freight market for truckload carriers. During fourth quarter 2006 there was a substantial year-over-year change in spot market truckload freight rates, as the pendulum for spot market pricing swung from truckload carriers in the fourth quarters of 2004 and 2005 to shippers in fourth quarter 2006.

     In addition, as the quarter progressed, the used truck market became more challenging due to the temporary increase in the supply of trucks for sale. The Company plans to sell fewer used trucks in 2007 than 2006.

     The Company's gains on sales of assets, primarily trucks and trailers, held up fairly well at $6.9 million in fourth quarter 2006 compared to lower than normal gains of $2.4 million in fourth quarter 2005. During 2006 the Company began selling its oldest van trailers that had reached the end of their depreciable life. This contributed to the increased gains on sales in fourth quarter 2006. A temporarily weak truck sales market, resulting from the spike in fuel prices following Hurricanes Katrina and Rita, negatively impacted the trucks sold in fourth quarter 2005. The market improved following a decline in fuel prices in the latter part of fourth quarter 2005, and first quarter 2006 gains on sales of assets reached a record high of $8.8 million. Gains on sales are reflected as a reduction of Other Operating Expenses in the accompanying income statement data.

     The softer freight market and the softer truck sales market are making it more difficult for marginal carriers to remain in business. As these marginal carriers are facing significant funding requirements for truck licensing in first quarter 2007, some trucks may not be licensed which would tighten capacity.

     As a result of the above factors, the Company anticipates that the recent excess truck capacity in the market will gradually reverse, and capacity may tighten as we move toward the fall peak season of 2007.

     As discussed in the Company's previously issued second quarter 2004 and second quarter 2005 earnings releases, during the strong freight markets of 2004 and 2005, Werner Enterprises continued to meet its truck capacity commitments with its partner customers, rather than shifting truck capacity to other non-partner customers that had freight available in the spot market at attractive rates. In addition, the Company previously stated its belief that standing by its truck capacity commitments with partner customers was in the best long-term interests of the Company and its partner customers. As the freight market changed in fourth quarter 2006, we met with our customers to remind them of the partnership approach taken by Werner Enterprises in 2004 and 2005, and to request their assistance with respect to shipment volumes provided to the Company and contractual freight rates. The reaction and response from our partner customers has been extremely positive.

     The truckload freight market in fourth quarter 2006 was softer than normal, and substantially softer than the strong freight markets of fourth quarter 2005 and fourth quarter 2004. The normal peak seasonal increase in freight volume from mid-August through December did not occur in fourth quarter 2006. This resulted in average miles per truck declining 5.3% in fourth quarter 2006 compared to fourth quarter 2005. For the first three weeks of January 2007, daily freight pre-bookings (freight available to trucks available) continued to trend lower than the same three weeks in January 2006.

     The recent softness in the housing and automotive sectors not principally served by Werner Enterprises caused carriers that depend on these freight markets to more aggressively compete in other freight markets served by the Company. Other demand-related factors that may have contributed to lower freight demand in fourth quarter 2006 were inventory tightening by some large retailers, some shippers shifting to more intermodal intact container shipments for lower value freight, and moderating economic growth.

     The ongoing diversification of our service offerings to dedicated, regional, expedited, international and logistics (via our Value Added Services Division) continues to help soften the impact of less favorable freight markets while providing increased service offerings for our customers.

     During fourth quarter 2006, the driver recruiting and retention market remained challenging, but was less difficult than the extremely challenging driver market experienced earlier in the year.

     Fuel costs averaged 13 cents a gallon lower in fourth quarter 2006 compared to fourth quarter 2005, principally due to the temporary spike in fuel prices that occurred in October 2005 after Hurricanes Katrina and Rita. Fuel prices subsequently declined from these record levels in November 2005. By month, October 2006 fuel averaged 59 cents a gallon lower than October 2005, November 2006 averaged 5 cents a gallon higher than November 2005, and December 2006 averaged 15 cents a gallon higher than December 2005. For fourth quarter 2006 compared to fourth quarter 2005, net fuel costs had a one-cent negative impact on earnings per share. The Company includes all of the following items in the calculation of the impact of fuel on earnings for both periods: (1) average fuel price per gallon, (2) fuel reimbursements paid to owner-operator drivers, (3) lower miles per gallon ("mpg") due to the year-over-year increase in the percentage of the company-owned truck fleet with post-October 2002 engines and the mpg impact of ultra-low sulfur diesel fuel, and (4) offsetting fuel surcharge revenues from customers.

     As planned, the average age of the Company's truck fleet remained new relative to historical Company and industry standards at 1.34 years as of December 31, 2006. The Company brought down the age of its truck fleet to delay the cost impact of the federally-mandated engine emission standards. The Company's capital expenditures for new trucks are expected to be much lower in 2007.

     To provide our customers with additional sources of capacity and expand our portfolio of customer solutions, we are continuing to grow our non-asset based Value Added Services ("VAS") division. VAS includes truck brokerage, freight management (single-source logistics), intermodal, and international freight forwarding. Financial results for VAS for fourth quarter 2006 and fourth quarter 2005 and for the full years 2006 and 2005 are as follows:


Value Added Services (amounts in 000's)           4Q06                 4Q05
---------------------------------------     ----------------     ----------------
Revenues                                     $69,585  100.0%      $60,046  100.0%
Gross margin                                   6,753    9.7         6,304   10.5
Operating income                               1,695    2.4         2,677    4.5

                                                  2006                 2005
                                            ----------------     ----------------
Revenues                                    $265,968  100.0%     $218,620  100.0%
Gross margin                                  25,168    9.5        21,648    9.9
Operating income                               7,421    2.8         8,445    3.9


     Brokerage continued its strong performance by providing customers with viable capacity solutions using a carrier base that has grown to 4,600 qualified carriers. Brokerage continued to grow rapidly, achieving nearly $100 million of revenues in 2006 with an attractive operating margin. Freight Management continued to grow its revenue base and recently attracted several new single-source customers that are being added during first quarter 2007. Intermodal's results were lower due to a softer freight market and the impact of higher fixed costs and repositioning costs. Several significant changes to our intermodal operating strategy have been implemented and are expected to help Intermodal achieve improved results in 2007 compared to 2006.

     In July 2006, the Company formed Werner Global Logistics U.S., LLC ("WGL"), a separate company that operates within the VAS segment. In October 2006, the Company established its Wholly Owned Foreign Entity
(WOFE) headquartered in Shanghai, China. Werner is one of the first U.S. companies to receive a combined approval to conduct comprehensive forwarding and logistics business, nationwide import/export, and wholesale and commission agency business. Over the course of 2006, WGL and its subsidiaries were able to obtain business licenses to operate as an Ocean Transport Intermediary (NVOCC and Ocean Freight Forwarder), U.S. Customs Broker, and Class A Freight Forwarder in China. In addition, WGL has recently entered into the air freight forwarding business. This structure allows the Company to provide sophisticated, tailor-made supply chain and distribution solutions.

     Customer response has been very positive. Analysis and optimization work prepared for key partner customers has resulted in multiple door-to-door business awards being managed by the Company, primarily in the Trans-Pacific trade lanes. Current service offerings within China include site selection analysis, PO and vendor management, origin consolidation, warehousing, freight forwarding and customs brokerage. By combining Werner's 50 years of experience in the transportation marketplace with its leading-edge technology and logistics know-how, the Company is providing comprehensive global supply chain solutions to our customers. These services are being provided through a combination of strategic alliances with best in class providers and company-owned assets.

     A comparison of the Company's truckload operating ratios, net of fuel surcharge revenues, and VAS operating ratios for fourth quarters 2006 and 2005 and for the full years 2006 and 2005 is shown below.


Operating Ratios                       4Q06        4Q05
----------------                     --------    --------
Truckload Transportation Services      89.9%       88.0%
Value Added Services                   97.6        95.5

                                       2006        2005
                                     --------    --------
Truckload Transportation Services      89.7%       89.6%
Value Added Services                   97.2        96.1


     Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometime volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratios for fourth quarter 2006 and fourth quarter 2005 are 91.3% and 90.0%, respectively, and for 2006 and 2005 are 91.3% and 91.0%, respectively, if fuel surcharge revenues are included in revenues and not netted against operating expenses.

     The Company's financial position remains strong. Werner Enterprises had $31.6 million of cash and $100.0 million of debt as of December 31, 2006. Stockholders' equity grew to $870.4 million, or $11.55 per share. During fourth quarter 2006, the Company purchased 1.5 million shares of its common stock at an average share price of $18.49.


                                        INCOME STATEMENT DATA
                                             (Unaudited)
                              (In thousands, except per share amounts)

                              Quarter Ended     % of Operating     Quarter Ended     % of Operating
                                12/31/06           Revenues          12/31/05           Revenues
                              -------------     --------------     -------------     --------------
Operating revenues                 $518,447              100.0          $526,276              100.0
                              -------------     --------------     -------------     --------------

Operating expenses:
   Salaries, wages and
     benefits                       148,961               28.7           146,296               27.8
   Fuel                              90,306               17.4           102,026               19.4
   Supplies and maintenance          37,103                7.2            37,594                7.2
   Taxes and licenses                30,127                5.8            30,796                5.9
   Insurance and claims              27,693                5.4            23,780                4.5
   Depreciation                      42,720                8.3            41,082                7.8
   Rent and purchased
     transportation                 101,156               19.5            92,830               17.6
   Communications and
     utilities                        4,812                0.9             4,812                0.9
   Other                             (5,073)              (1.0)           (1,448)              (0.3)
                              -------------     --------------     -------------     --------------
      Total operating
        expenses                    477,805               92.2           477,768               90.8
                              -------------     --------------     -------------     --------------
Operating income                     40,642                7.8            48,508                9.2
                              -------------     --------------     -------------     --------------

Other expense (income):
   Interest expense                     854                0.2               416                0.1
   Interest income                   (1,112)              (0.2)             (781)              (0.2)
   Other                                134                0.0                 4                0.0
                              -------------     --------------     -------------     --------------
      Total other expense
        (income)                       (124)              (0.0)             (361)              (0.1)
                              -------------     --------------     -------------     --------------

Income before income taxes           40,766                7.8            48,869                9.3
Income taxes                         16,724                3.2            20,042                3.8
                              -------------     --------------     -------------     --------------
Net income                          $24,042                4.6           $28,827                5.5
                              =============     ==============     =============     ==============

Diluted shares outstanding           77,253                               80,661
                              =============                        =============
Diluted earnings per share             $.31                                 $.36
                              =============                        =============


                                             OPERATING STATISTICS
                              Quarter Ended                        Quarter Ended
                                12/31/06           % Change          12/31/05
                              -------------     --------------     -------------
Trucking revenues, net of
  fuel surcharge (1)               $377,566              -1.7%          $384,028
Trucking fuel surcharge
  revenues (1)                       64,654             -16.4%            77,297
Non-trucking revenues,
  including VAS (1)                  72,113              15.9%            62,215
Other operating revenues (1)          4,114              50.4%             2,736
                              -------------                        -------------
     Operating revenues (1)        $518,447              -1.5%          $526,276
                              =============                        =============

Average monthly miles per
  tractor                             9,519              -5.3%            10,049
Average revenues per total
  mile (2)                           $1.477               2.1%            $1.447
Average revenues per loaded
  mile (2)                           $1.708               3.0%            $1.658
Average percentage of empty
  miles (3)                           13.50%              6.2%             12.71%
Average trip length in miles
  (loaded)                              574               0.7%               570
Total miles (loaded and
  empty) (1)                        255,631              -3.7%           265,365
Average tractors in service           8,951               1.7%             8,802
Average revenues per tractor
  per week (2)                       $3,245              -3.3%            $3,356
Capital expenditures, net (1)      $113,522                              $76,942
Cash flow from operations (1)       $57,276                              $34,438
Return on assets (annualized)           6.7%                                 8.5%
Total tractors (at quarter
  end)
     Company                          8,180                                7,920
     Owner-operator                     820                                  830
                              -------------                        -------------
          Total tractors              9,000                                8,750

Total trailers (truck and
  intermodal, quarter end)           25,200                               25,210
Managed containers (quarter
  end)                                  400                                  400


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.
(3) Miles without trailer cargo. Dedicated fleets have a higher empty mile percentage, which is priced in the dedicated business.


                                        INCOME STATEMENT DATA
                               (In thousands, except per share amounts)


                                   Year             % of                Year             % of
                                  Ended           Operating            Ended           Operating
                                 12/31/06          Revenues           12/31/05          Revenues
                              -------------     --------------     -------------     --------------
Operating revenues               $2,080,555              100.0        $1,971,847              100.0
                              -------------     --------------     -------------     --------------

Operating expenses:
   Salaries, wages and
     benefits                       594,783               28.6           574,893               29.2
   Fuel                             388,710               18.7           340,622               17.3
   Supplies and maintenance         155,304                7.5           154,719                7.9
   Taxes and licenses               117,570                5.7           118,853                6.0
   Insurance and claims              92,580                4.4            88,595                4.5
   Depreciation              	    167,516      	   8.1           162,462                8.2
   Rent and purchased
     transportation                 395,660               19.0           354,335               18.0
   Communications and
     utilities                       19,651                0.9            20,468                1.0
   Other                            (15,720)              (0.8)           (7,711)              (0.4)
                              -------------     --------------     -------------     --------------
      Total operating
        expenses                  1,916,054               92.1         1,807,236               91.7
                              -------------     --------------     -------------     --------------
Operating income                    164,501                7.9           164,611                8.3
                              -------------     --------------     -------------     --------------

Other expense (income):
   Interest expense                   1,196                0.1               672                0.0
   Interest income                   (4,407)              (0.2)           (3,381)              (0.2)
   Other                                319                0.0               261                0.0
                              -------------     --------------     -------------     --------------
      Total other expense
        (income)                     (2,892)              (0.1)           (2,448)              (0.2)
                              -------------     --------------     -------------     --------------

Income before income taxes          167,393                8.0           167,059                8.5
Income taxes                         68,750                3.3            68,525                3.5
                              -------------     --------------     -------------     --------------
Net Income                          $98,643                4.7           $98,534                5.0
                              =============     ==============     =============     ==============

Diluted shares outstanding           79,101                               80,701
                              =============                        =============
Diluted earnings per share            $1.25                                $1.22
                              =============                        =============

                                             OPERATING STATISTICS
                               Year Ended                           Year Ended
                                12/31/06           % Change          12/31/05
                              -------------     --------------     -------------
Trucking revenues, net of
  fuel surcharge (1)             $1,502,827               0.6%        $1,493,826
Trucking fuel surcharge
  revenues (1)                      286,843              21.7%           235,690
Non-trucking revenues,
  including VAS (1)                 277,181              20.1%           230,863
Other operating revenues (1)         13,704              19.5%            11,468
                              -------------                        -------------
     Operating revenues (1)      $2,080,555               5.5%        $1,971,847
                              =============                        =============

Average monthly miles per
  tractor                             9,756              -3.2%            10,076
Average revenues per total
  mile (2)                           $1.466               3.8%            $1.413
Average revenues per loaded
  mile (2)                           $1.686               4.8%            $1.609
Average percentage of empty
  miles (3)                           13.06%              7.3%             12.17%
Average trip length in miles
  (loaded)                              581               2.3%               568
Total miles (loaded and
  empty) (1)                      1,025,129              -3.0%         1,057,062
Average tractors in service           8,757               0.2%             8,742
Average revenues per tractor
  per week (2)                       $3,300               0.4%            $3,286
Capital expenditures, net (1)      $241,821                             $299,209
Cash flow from operations (1)      $284,065                             $172,492
Return on assets (annualized)           7.1%                                 7.6%
Total tractors (at quarter
  end)
     Company                          8,180                                7,920
     Owner-operator                     820                                  830
                              -------------                        -------------
          Total tractors              9,000                                8,750

Total trailers (truck and
  intermodal, quarter end)           25,200                               25,210
Managed containers (quarter
  end)                                  400                                  400


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.
(3)  Miles without  trailer  cargo.   Dedicated  fleets  have  a  higher
     empty mile percentage, which is priced in the dedicated business.


                                                   BALANCE SHEET DATA
                                          (In thousands, except share amounts)



                                           12/31/06                 12/31/05
                                         ------------             ------------

ASSETS
Current assets:
   Cash and cash equivalents                  $31,613                  $36,583
   Accounts receivable, trade,
     less allowance of $9,417 and
     $8,357, respectively                     232,794                  240,224
   Other receivables                           17,933                   19,914
   Inventories and supplies                    10,850                   10,951
   Prepaid taxes, licenses and permits         18,457                   18,054
   Current deferred income taxes               25,251                   20,940
   Other current assets                        24,143                   20,966
                                         ------------             ------------
      Total current assets                    361,041                  367,632
                                         ------------             ------------

Property and equipment                      1,687,220                1,555,764
Less - accumulated depreciation               590,880                  553,157
                                         ------------             ------------
      Property and equipment, net           1,096,340                1,002,607
                                         ------------             ------------

Other non-current assets                       20,792                   15,523
                                         ------------             ------------
                                           $1,478,173               $1,385,762
                                         ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                           $75,821                  $52,387
   Current portion of long-term debt                -                   60,000
   Insurance and claims accruals               73,782                   62,418
   Accrued payroll                             21,344                   21,274
   Other current liabilities                   19,963                   21,838
                                         ------------             ------------
      Total current liabilities               190,910                  217,917
                                         ------------             ------------

Long-term debt, net of current
  portion                                     100,000                        -

Other long-term liabilities                       999                      526

Insurance and claims accruals,
  net of current portion                       99,500                   95,000

Deferred income taxes                         216,413                  209,868

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     75,339,297 and 79,420,443 shares
     outstanding, respectively                    805                      805
   Paid-in capital                            105,193                  105,074
   Retained earnings                          862,403                  777,260
   Accumulated other comprehensive
     loss                                        (207)                    (259)
   Treasury stock, at cost;
     5,194,239 and 1,113,093
     shares, respectively                     (97,843)                 (20,429)
                                         ------------             ------------
      Total stockholders' equity              870,351                  862,451
                                         ------------             ------------
                                           $1,478,173               $1,385,762
                                         ============             ============


     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico and China. Werner maintains its global headquarters in Omaha, Nebraska with offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled, and flatbed. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner is a licensed NVOCC and U.S. Customs Broker.

     Werner  Enterprises'  common stock is traded on  The  Nasdaq  Stock
Market   under  the  symbol  WERN.   The  Werner  website   address   is
www.werner.com.

     Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2005. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.